Exhibit 11.1

DANAOS CORPORATION

Code of Business Conduct and Ethics

The reputation and integrity of Danaos Corporation, its subsidiaries and its affiliates (the “Company”) are valuable assets that are vital to the Company’s success.  Each employee of the Company, including each of the Company’s officers, is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity.  No Code of Conduct can replace the thoughtful behavior of an ethical employee.  The purpose of this Code is to focus employees on areas of ethical risk, provide guidance to help employees to recognize and deal with ethical issues, provide mechanisms for employees to report unethical conduct, and foster among employees a culture of honesty and accountability.  Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced herein.

The Company’s Board of Directors (the “Board”) is ultimately responsible for the implementation of the Code of Conduct.  The Board will designate a compliance officer (the “Compliance Officer”) for the implementation and administration of the Code.

Questions regarding the application or interpretation of the Code of Conduct are inevitable.  Employees should feel free to direct questions to the Compliance Officer.  In addition, employees who observe, learn of, or, in good faith, suspect a violation of the Code, must immediately report the violation to the Compliance Officer, another member of the Company’s senior management, or to the Nominating and Corporate Governance Committee of the Board of Directors.  Employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind.  Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.  A violation of the Code of Conduct may result in disciplinary action, up to and including termination of employment.

Requests for a waiver of a provision of the Code of Conduct must be submitted in writing to the Compliance Officer for appropriate review, and an officer, director or appropriate Board committee will decide the outcome.  For conduct involving an executive officer or Board member, only the Board or the Nominating and Corporate Governance Committee of the Board, has the authority to waive a provision of the Code.  The Audit Committee must review and approve any “related party” transaction as defined in Item 7.B of Form 20-F before it is consummated.  In the event of an approved waiver involving the conduct of an officer or Board member, appropriate and prompt disclosure must be made to the Company’s shareholders as and to the extent required by listing standards or any other regulation.

Statements in the Code of Conduct to the effect that certain actions may be taken only with “Company approval” will be interpreted to mean that appropriate officers or Board directors must give prior written approval before the proposed action may be undertaken.

Employees will receive periodic training on the contents and importance of the Code of Conduct and related policies and the manner in which violations must be reported and waivers must be requested.  Each employee of the Company will be asked to certify on an annual basis that he/she is in full compliance with the Code of Conduct and related policy statements.

I.                                         Violations of Law

A variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include banking regulations, securities laws, and state laws relating to duties owed by corporate directors and officers.  Examples of criminal violations of the law include: stealing, embezzling, misapplying corporate or bank funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities.  The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

II.                                     Conflicts of Interest

A conflict of interest can occur or appear to occur in a wide variety of situations.  Generally speaking, a conflict of interest occurs when an employee’s or an employee’s immediate family’s personal interest interferes with, has the potential to interfere with, or appears to interfere with the interests or business of the Company.  For example, a conflict of interest could arise that makes it difficult for an employee to perform corporate duties objectively and effectively where he/she is involved in a competing interest.  Another such conflict may occur where an employee or a family member receives a gift,(1) a unique advantage, or an improper personal benefit as a result of the employee’s position at the Company. Because a conflict of interest can occur in a variety of situations, you must keep the foregoing general principle in mind in evaluating both your conduct and that of others.

Employees are prohibited from trading in securities while in possession of material inside information.  Among other things, trading while in possession of material inside information can subject the employee to criminal or civil penalties.  The Company’s policy on insider trading is incorporated by reference into this Code.

Outside Activities/Employment

Any outside activity, including employment, should not significantly encroach on the time and attention employees devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not make use of corporate equipment, facilities, or supplies, or imply (without the Company’s approval) the Company’s sponsorship or support.  In

(1) Acceptance of gifts in the nature of a memento, e.g. a conference gift or other inconsequential gift, valued at less than one hundred dollars ($100) is permitted.

addition, under no circumstances are employees permitted to compete with the Company, or take for themselves or their family members business opportunities that belong to the Company that are discovered or made available by virtue of their positions at the Company.  Employees are prohibited from taking part in any outside employment without the Company’s prior approval.

Civic/Political Activities

Employees are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their company-related duties.  Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of Company involvement or endorsement.

Loans to Employees

The Company will not make loans or extend credit guarantees to or for the personal benefit of officers, except as permitted by law.  Loans or guarantees may be extended to other employees only with Company approval.

III.                                 Fair Dealing

Each employee should deal fairly and in good faith with the Company’s customers, suppliers, regulators, business partners and others.  No employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, or other related conduct.

IV.                                Proper Use of Company Assets

Company assets, such as information, materials, supplies, time, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes.  The personal use of Company assets, without Company approval, is prohibited.

V.                                    Delegation of Authority

Each employee, and particularly each of the Company’s officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring.  No authority may be delegated to employees who the Company has reason to believe, through the exercise of reasonable due diligence, may have a propensity to engage in illegal activities.

VI.                                Handling Confidential Information

Employees should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning customers, suppliers, competitors, and other employees, except where disclosure is approved by the Company or otherwise legally mandated.  Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or when it has been publicly available in a periodic or special report for at least two business days.

VII.                            Handling of Financial Information

U.S. federal law requires the Company to set forth guidelines pursuant to which the principal executive officer and senior financial employees perform their duties.  Employees subject to this requirement include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.  However, the Company expects that all employees who participate in the preparation of any part of the Company’s financial statements follow these guidelines:

•                  Act with honesty and integrity, avoiding violations of the code, including actual or apparent conflicts of interest with the Company in personal and professional relationships.

•                  Disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of the code, including actual or apparent conflicts of interest with the Company.

•                  Provide the Company’s other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

•                  Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company’s periodic reports.

•                  Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•                  Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated.  Confidential information acquired in the course of your work will not be used for personal advantage.

•                  Share and maintain skills important and relevant to the Company’s needs.

•                  Proactively promote ethical behavior among peers in your work environment.

•                  Achieve responsible use of and control over all assets and resources employed or entrusted to you.

•                  Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of your knowledge.

The foregoing are set forth as guidelines for the principal executive officer and financial employees but, are, in fact, statements of mandatory conduct.  It is also important to note that U.S. federal law requires that any waiver of, or amendment to the requirements in this Section VII will be subject to public disclosure.